Exhibit 99.1

PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell	News Media: Maureen C. McDonnell
Amerigroup Corporation	Amerigroup Corporation
Senior Vice President, Investor Relations	Vice President, External Communications
(757) 321-3597	(757) 473-2731
jtrudell@amerigroupcorp.com	mmcdonn@amerigroupcorp.com
Amerigroup Announces Pricing of $400 Million of
7.5% Senior Notes due 2019
VIRGINIA BEACH, Va. (Nov. 10, 2011) — Amerigroup Corporation (NYSE: AGP) announced today the pricing of $400 million in aggregate principal amount of 7.5% senior notes due 2019, through Goldman, Sachs & Co. as sole underwriter. The notes mature on November 15, 2019. The notes will bear interest at a rate of 7.5% annually payable on May 15 and November 15 of each year, beginning on May 15, 2012. The offering is expected to close on or about November 16, 2011, subject to customary closing conditions.
Amerigroup estimates the net proceeds from the issuance and sale of the notes, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $394 million.
Amerigroup intends to use a portion of the net proceeds from this offering to repay at or prior to maturity the outstanding aggregate principal amount of its 2.0% convertible senior notes due May 15, 2012. The remaining net proceeds will be used for general corporate purposes, including acquisitions and/or business development opportunities which may include the funding of statutory capital commensurate with growth and funding of its recently announced acquisition of the operating assets and contract rights of Health Plus.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made by means of a prospectus and the related prospectus supplement filed with the Securities and Exchange Commission (the “SEC”). Copies of the prospectus and the related prospectus supplement can be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or email at prospectus-ny@ny.email.gs.com. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. Before you
4425 CORPORATION LANE • VIRGINIA BEACH, VIRGINIA 23462 • 757-490-6900

invest, you should read the base prospectus in such shelf registration statement, the prospectus supplement related to the offering and other documents incorporated by reference in the prospectus supplement for more complete information about this offering.
About Amerigroup Corporation
Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded healthcare programs. Serving approximately 2 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company’s product offerings do not utilize any individual underwriting nor deny coverage due to preexisting medical conditions. Amerigroup is dedicated to offering real solutions that improve healthcare access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers.
Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC’s Fair Disclosure Regulation. This release contains certain ''forward-looking’’ statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including those with respect to the anticipated use of proceeds, timing of the closing of the transaction and estimated net proceeds. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual events to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to our annual report on Form 10-K for the year ended Dec. 31, 2010 and subsequent quarterly reports on Form 10-Q filed with the SEC, current reports on Form 8-K filed with or furnished to the SEC and other filings with the SEC, including the prospectus related to the offering, for a discussion of factors that could cause actual events to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.
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4425 CORPORATION LANE • VIRGINIA BEACH, VIRGINIA 23462 • 757-490-6900